Testing the Waters Materials Related to Series #BEATLES2

From the Rally App:

#BEATLES2

'63 BEATLES FAN CLUB CARD (SIGNED)

THIS INITIAL OFFERING IS COMING SOON!

THE BEATLES

CURRENT VALUE: $25,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS

GALLERY

LEGAL

#BEATLES2

'63 BEATLES FAN CLUB CARD (SIGNED)

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$10.00
Number of Shares	2,500
Initial Offering Market Cap.	$25,000
Storage Location	Rally

#BEATLES2 | $25K

COMPARABLE ASSET VALUE

ASSET VALUE	TRANSACTIONS
+2243.2%	8

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source / Sale Venue
Beatles Signed Fan Club Promo Card 5.5 x 4.25 (Ungraded)	4/30/2003	$747.30	Christie's
Beatles Signed Fan Club Promo Card 5.5 x 4.25 (Ungraded)	7/13/2004	$7,767.00	Bonhams
Beatles Signed Fan Club Promo Card 5.5 x 4.25 (Ungraded)	5/25/2006	$6,768.00	Christie's
Beatles Signed Fan Club Promo Card 5.5 x 4.25 (Ungraded)	11/30/2007	$10,625.00	Christie's
Beatles Signed Fan Club Promo Card 5.5 x 4.25 (Ungraded)	12/16/2014	$6,868.75	Christie's
Beatles Signed Fan Club Promo Card 5.5 x 4.25 (Ungraded)	12/10/2015	$7,617.00	Bonhams
Beatles Signed Fan Club Promo Card 5.5 x 4.25 (Ungraded)	6/28/2017	$9,310.00	Bonhams
Beatles Signed Fan Club Promo Card 5.5 x 4.25 (PSA AUTH)	1/12/2022	$17,511.00	RR Auctions

"Cards containing [signed] photographs of The Beatles… are extremely rare and very desirable, as few have actually survived intact."

FRANK CAIAZZO

Beatles Memorabilia Expert

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#BEATLES2

'63 BEATLES FAN CLUB CARD (SIGNED)

Few events in pop culture history hold more significance than the Beatles' February 1964 appearance on The Ed Sullivan Show. Nearly 40% of the U.S. watched the performance, sending 'Beatlemania' into hyperdrive. #BEATLES2 is a 1963 Beatles Fan Club Card signed by all four Beatles in late January 1964, just days before that legendary show. Most of these cards were signed by fan club secretaries and sent through the mail, making genuine signed examples extremely rare. #BEATLES2 is a one-of-a-kind memento from one of the most pivotal moments of 20th century culture.

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#BEATLES2 | *Visuals*

The photo seen on #BEATLES2 was taken in July 1963 by Dezo Hoffman, the Beatles' first professional photographer.

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DESCRIPTION OF SERIES 1963 BEATLES FAN CLUB CARD

Investment Overview

•Upon completion of the Series #BEATLES2 Offering, Series #BEATLES2 will purchase a 1963 Beatles Signed Fan Club Card graded PSA Authentic for Series #BEATLES2 (The “Series 1963 Beatles Fan Club Card” or the “Underlying Asset” with respect to Series #BEATLES2, as applicable), the specifications of which are set forth below.

•The Beatles were a rock band consisting of Paul McCartney, John Lennon, George Harrison, and Ringo Starr that formed in August 1960. During the band’s decade-long run, they released 20 No. 1 hits (the most all time) and received eight Grammy Awards.

•In September 1963, The Official Beatles Fan Club released a photocard exhibiting a picture of the four Beatles taken by Dezo Hoffman, the Beatles’ first professional photographer.

•The Underlying Asset is a 1963 Beatles Signed Fan Club Card graded PSA Authentic.

Asset Description

Overview & Authentication

•In March 1957, Paul McCartney joined John Lennon’s band in Liverpool, the Quarrymen.

•In January 1960, George Harrison joined the Quarrymen as the lead guitarrist.

•In August 1960, the band assumed the name: the Beatles while performing in Hamburg, Germany. Their first Hamburg, Germany performance was on August 17 at the Indra Club on Grosse Freiheit street.

•The Star Club opened its doors in April 1962, the same month the Beatles played their first of what would be three residencies in April, May, and November. Recordings of the December performance were released in 1977 under the title, “Live! At the Star-Club!” Though not yet officially part of the band, Ringo sat in for Pete Best, the first Beatles Drummer during some shows on the Hamburg tour, including the performance recorded for “Live! At the Star-Club!”

•Paul McCartney said that the time between 1960-1962 performing in Hamburg was “800 hours in the rehersal room.”

•In August 1962, Ringo Starr officially joined the Beatles as their new drummer.

•In January 1963, the Beatles notched their first No. 1 single with their song “Please Please Me.”

•In September 1963, The Official Beatles Fan Club released a photocard exhibiting a picture of the four Beatles taken by Dezo Hoffman, the Beatles’ first professional photographer. The picture was taken during a July 1963 photoshoot. According to Frank Caiazzo, an expert on Beatles signatures, the “vast majority of these cards were signed by the fan club secretaries and sent through the mail to members. The Beatles road manager Neil Aspinall signed a good number of these cards while the band was on tour in late 1963 and throughout 1964. However, some cards have turned up which have been authentically signed by John, Paul George and Ringo - but they are quite rare.”

•The book, Fab Four FAQ states: “A series depicting the group in collarless gray suits became, for many, an introduction to the newly minted stars.  (It is a print of the classic pose from this set that Paul’s ‘grandfather’ covets in A Hard Day’s Night.). In America, pictures from the session would grace sleeves to five singles: ‘She Loves You,’ ‘I Want to Hold Your Hand,’ ‘Can’t Buy Me Love,’ ‘I’m Happy Just to Dance with You,’ and ‘And I Love Her.’”

•On February 9, 1964, the Beatles performed on The Ed Sullivan Show, introducing America to the Beatles for the first time.

•In December 1965, the Beatles released their album “Rubber Soul.”

•In an article published on March 4th, 1966, John Lennon drew controversey with his comments on Christianity: "Christianity will go. It will vanish and shrink. I needn't argue about that; I'm right and I will be proved right. We're more popular than Jesus now. I don't know which will go first, rock 'n' roll or Christianity. Jesus was all right but his disciples were thick and ordinary. It's them twisting it that ruins it for me."

•On August 11, 1966, Lennon responded to criticism regarding his comments on Christianity by saying: “If I’d said, ‘Television is more poplar than Jesus,’ I might have got away with it!”

•1966 was a pivotal year for The Beatles in many ways, partly due to increased controversy, criticism, and public relations mistakes, as well as other more symbolic events such as psychedelic influence arriving in the Beatle’s catalogue via their album “Revolver,” as well as the band cutting their iconic ‘mop tops’. Lennon would also meet Yoko Ono for the first time in November 1966.

•According to the Los Angeles Times, 1966 was an important year not just for the Beatles, but for music generally. “… 50 years down the line, a case can be made that 1966 may have been the single most creatively expansive year of all.” The Los Angeles Times writes that these landmark evolutions are “exhibited in the technological and musical advances of the Beatles in “Revolver,” perhaps the band’s most thoroughly inspired collection of songs ever.”

•Additionally, 1966 was the year the Beatles decided to abandon touring live venues and focus on recording studio tracks.

•In August 1966, the Beatles released Revolver, the first album in which no songs had been performed live, reflecting the band’s decision to solely be recording artists.

•The Beatles released Abbey Road on August 8, 1969. While it was not their final album, it was the final album John, Paul, George, and Ringo recorded together as a band. Recording was completed on August 25, 1969, roughly a month before John Lennon announced his plan to leave the group.

•The Beatles recorded Let It Be in January 1969 over a 21-day period with director Michael Lindsay-Hogg.

•The Beatles released their final album, Let It Be on May 8, 1970.

•Beatles chronicler Peter Doggett explained: “None of them set out to reach the positions they found themselves in by the end of 1970; but a long series of events, some of them incredibly trivial, contributed to that decay. Because Paul McCartney was generally the one being placed under most psychological pressure by his colleagues, he was the one whose decisions had the biggest impact on the split. But that doesn’t make him responsible: they all were.”

•John Lennon was murdered by Mark David Chapman on December 8th, 1980.

•George Harrison passed away from lung cancer in November of 2001.

•A three-part documentary titled “The Beatles: Get Back” directed by Peter Jackson was released on Disney+ in November 2021. The film used over 57 hours of footage from the recording of their album Let It Be. Rolling Stone called it “the Most Emotional Fab Four Doc Ever.”

•Melody Maker was a British weekly music publication founded in 1926.

Notable Features

•The Underlying Asset is a 1963 Beatles Signed Fan Club Card graded PSA Authentic.

•The Underlying Asset is in Fine condition.

•The Underlying Asset contains signatures from each of the four Beatles.

•The Underlying Asset was signed for former Melody Maker magazine Editor-in-Chief Ray Coleman, who would later write biographies of John Lennon and Beatles manager Brian Epstein.

•The Underlying Asset was signed in late January 1964 during the Beatles’ tour of Paris and France, days before their first visit to the U.S.

Notable Defects

•The Underlying Asset’s exhibits “slight unobtrusive creases touching each of their faces, visible only at an angle.”

Details

Series 1963 Beatles Fan Club Card
Memorabilia Type	Signed Beatles Fan Club Card
Print Date	1963
Signed	Paul McCartney
Signed	John Lennon
Signed	George Harrison
Signed	Ringo Starr
Signing Date	Late January, 1964
Condition	Fine
Authentication	PSA
Certification No.	84444753

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1963 Beatles Fan Club Card going forward.